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Exhibit 10.15
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            EXCLUSIVE LICENSE, MANUFACTURING AND MARKETING AGREEMENT

         THIS EXCLUSIVE LICENSE, MANUFACTURING AND MARKETING AGREEMENT (the "Agreement") is made and entered into this ___ day of June, 2007 by and between CIRTRAN MEDIA CORP. (fka Diverse Media Group Corp.), a Utah corporation ("CMC"), and FULL MOON ENTERPRISES, INC., a Nevada corporation, dba Ball Blaster ("Licensor").

                                    RECITALS

         A. Licensor has filed a Provisional U.S. Patent Application No. 60/837,380 (together with any patents issued thereunder, the "Provisional Patent Application") for a multi-use exercise machine utilizing a large inflatable rubber ball (the "Product"). Licensor has developed the common law trademark "Ball Blaster" for use in connection with the Product (the "Trademark").

         B. CMC is engaged in the marketing and distribution of products through various distribution channels, including traditional retail channels as well as catalogs, internet, live shopping and other channels.

         C. Subject to the terms of this Agreement, Licensor desires to grant to CMC an exclusive license to the Product that is the subject of the Provisional Patent Application and to the Trademark to market the Product as well as the exclusive rights to further develop, manufacture, market, distribute and sell the Product and future products based on the Provisional Patent Application through all distribution channels.

         D. The parties desire to set forth their agreements in writing.

         NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.       License of Product Intellectual Property.
         ----------------------------------------

         (a) Licensor hereby grants to CMC during the term of this Agreement an exclusive, including as to Licensor, worldwide license, subject to Section 3(b), to (a) use the intellectual property described in the Provisional Patent Application, the Trademark "Ball Blaster" and the stylized Ball Blaster logo, and the designs, technical drawings, manufacturing specifications and know-how, trade secrets and other proprietary information and technology, and any other patents, patent applications or inventions relating to the Product and any follow-on product developed by or on behalf of Licensor (collectively the "Product Intellectual Property") to manufacture, make, market, distribute and sell the Product and any improvements to the Product developed by CMC worldwide in all channels of trade, (b) to develop improvements to the Product utilizing the Provisional Patent Application or other Product Intellectual Property, and
(c) to sublicense any of the rights granted to CMC under this Agreement, subject to the terms and conditions of this Agreement, with the prior written consent of Licensor, which consent shall not be unreasonably withheld. For the avoidance of doubt, during the term of this Agreement, Licensor shall not license any third party to manufacture, market or distribute the Product or to otherwise use the Product Intellectual Property and Licensor shall not engage in any such activities on his own behalf, unless agreed to in writing at the sole discretion of CMC.



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

         (b) Licensor represents, warrants and covenants that it has all necessary power and authority to grant to CMC the rights to the Product Intellectual Property in this Agreement, and neither the granting of the rights nor the exercise of them by CMC will infringe or violate the intellectual property or other proprietary or intangible rights of any other person or entity. Licensor has not been and is not, as of the date of this Agreement, a party to any litigation enforcing or defending Licensor's rights in, to or with respect to the Product or the Product Intellectual Property, and Licensor is not aware of any such claims made or threatened involving the validity of Licensor's rights in, to or with respect to the Product or Product Intellectual Property.

         (c) CMC shall have the right to make modifications, accessions, improvements, new versions, redesigns or adaptations (collectively "Improvements") of the Product and the Product Intellectual Property during the term of this Agreement. All such Improvements shall be the sole property of CMC, both during and after the term of this Agreement, unless CMC does not renew this Agreement pursuant to Section 5(a), Licensor terminates this Agreement pursuant to Section 5(b), CMC terminates this Agreement pursuant to Section 5(c), or Licensor terminates this Agreement pursuant to Section 5(d) (collectively, a "CMC Termination"). CMC shall be entitled to continue to use the Improvements after the term of this Agreement unless it is a result of a CMC Termination, except to the extent that the use of the Improvements would constitute infringement of any patents obtained from the Provisional Patent Application or of any registered trademarks included in the Product Intellectual Property.

         (d) CMC shall prosecute the Provisional Patent Application. CMC shall have the right to deduct its reasonable out of pocket expenses for the preparation, filing, and prosecution of the Provisional Patent Application from future royalties due to Licensor under this Agreement. Licensor grants to CMC the right to apply for additional patents on the Product provided that such patents shall be applied for in the name of Licensor and licensed to CMC during the Term and according to the conditions of this Agreement. CMC shall have the right to deduct its reasonable out of pocket expenses for the preparation, filing, and prosecution of any such patent application (but in no event more than $10,000) from future royalties due to Licensor under this Agreement. CMC shall obtain Licensor's prior written consent before incurring expenses for any United States or foreign patent application.

2.       Manufacturing.
         -------------

         (a) CMC or its affiliates shall arrange for the manufacture of the Product for sale pursuant to CMC's marketing and distribution rights. CMC may source the Product at facilities of its affiliates, at its discretion. Notwithstanding anything herein to the contrary, at all times during the term of this Agreement, CMC shall consult with Licensor as to all manufacturing standards and specifications for any Product subject to this Agreement, which standards and specifications shall be subject to Licensor approval, which shall not be unreasonably withheld. CMC hereby agrees that CMC shall not advertise, promote, market, sell or otherwise distribute any Product that deviates in any substantial manner from the standards and specifications as approved by Licensor.



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
         (b) CMC will cause all Product manufactured by it to bear such reasonable and customary notices of the patent obtained for the Product as Licensor may request.

3.       Marketing and Distribution.
         --------------------------

         (a) CMC shall have the right to advertise, promote, market, sell and otherwise distribute the Product throughout the world by means of direct response television programming, internet, catalog, live home shopping, credit card stuffers, print and radio campaigns and through other retail and wholesale channels (collectively, the "Territory") and shall do so at its own expense. CMC shall have the right to change or create new packaging for the Product for sale in the Territory without the approval of Licensor and may sell the Product under its own trademarks, service marks, symbols or trade names, if any. CMC shall also have the right to sell and distribute the Product in the Territory advertising with and using the Licensor trademarks as described in Section 1(a) above. CMC agrees to conduct its business relating to the Product in substantial compliance with all applicable laws, rules and regulations and not to engage in any illegal, deceptive, misleading or unethical practices.

         (b) Licensor acknowledges that CMC cannot reasonably be expected to immediately distribute the Product through all channels of distribution or into all areas of the Territory. CMC shall conduct test marketing in selected markets in the United States as set forth on Schedule A attached hereto ("Test Marketing"). The Test Marketing shall continue until CMC has obtained sufficient data to decide whether wide scale marketing of the Product is justified in accordance with Schedule A. During the period of the Test Marketing, CMC may purchase minimum quantities and distribute the Product, but CMC shall not make any binding commitments to distribute Product beyond the Test Marketing (other than remaining inventory) unless CMC has notified Licensor that the Test Marketing was a success.

         (c) Upon the conclusion of the Test Marketing, CMC will notify Licensor whether wide scale marketing of the Product ("Roll-out") is justified. Roll-out will be conclusively presumed to be justified if the Media Efficiency Ratio ("MER") exceeds 2:1. The MER is the ratio of total sales generated by the Test Marketing divided by the total media expense of the Test Marketing. CMC will provide Licensor with a good faith forecast of future sales after the Test Marketing. If Roll-out is justified, CMC will market the Product in accordance with this Agreement within 60 days after such determination. If CMC notifies Licensor that Roll-out is not justified then, at Licensor's option, either (i) the parties will attempt to negotiate such modifications to this Agreement as shall be acceptable to the parties and will thereby justify wide scale marketing, or (ii) if Licensor so elects, or if the parties are unable to negotiate acceptable modifications within a reasonable time after the end of Test Marketing, this Agreement shall terminate. A termination pursuant to this
Section 3(c) shall be without penalty or charge by either party; provided that CMC shall be entitled to use Licensor's Product Intellectual Property to liquidate any inventory of Product held by it at the end of the Test Marketing period (including inventory which it sir firmly committed to purchase from subcontractors) over a six month period from the date of termination. Licensor shall have the right, exercisable during the first 30 days of such six month period, to purchase CMC's remaining inventory of Product at CMC's cost.



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

         (d) CMC shall have sole and exclusive control over its distribution decisions and in no event will CMC be obligated to expend resources to market or distribute the Product beyond what CMC, in its sole discretion, determines is justified. CMC will determine, in its sole discretion, the manner and method of marketing and distribution of the Product, including marketing expenditures, selection of a spokesperson, advertising and promotion, packaging, distribution channels and suggested price of the Product.

         (e) During the term of this Agreement, Licensor covenants and agrees that neither it nor any other person deriving its rights from Licensor (other than CMC and its affiliates) shall manufacture, market, advertise, sell or distribute the Product, any improvements or derivations thereof or any other product based on the Patent ("Restricted Products"). Notwithstanding the above, Licensor shall be entitled to advertise, promote, market, sell and otherwise distribute the Product after written approval by CMC, in its discretion, on a non-exclusive basis, through specified channels of trade in specific markets (which may be specific geographic markets outside the U.S. or specific retailers) not served nor intended to be served by CMC ("Allowed Markets"). CMC may expressly condition its approval of an Allowed Market on Licensor's agreement to meet performance benchmarks in the Allowed Market based on sales revenue, sales growth, marketing activity, distribution penetration, customer satisfaction or other criteria (the "Performance Criteria"). If (i) CMC notifies Licensor that it has failed to attain or maintain to one or more of the Performance Criteria for an Allowed Market, and Licensor fails to correct such failure within thirty days after receiving such notice, and (ii) CMC intends to service such Allowed Market, then CMC may revoke its approval in writing as to such Allowed Market and Licensor shall no longer service such market. If CMC grants permission for Licensor to distribute the Product, Licensor agrees to purchase all such Product directly from CMC at the wholesale price CMC charges third party distributors and retailers for purchases of similar quantities.

4. Compensation; Calculation and Payment of Royalties. CMC shall compensate Licensor as follows:

         (a) CMC shall pay Licensor a royalty (the "Royalty") of 4% of the price per unit of Product received by CMC (the "Unit Price") from third parties on all Products sold by CMC in the Territory through direct response television programming and 11% of the Unit Price for Products sold through all other means, including through retail distributors. The Unit Price in the case of sales to a distributor or retailer shall be the price per unit received by CMC, less any rebates or refunds, and not the price at which such distributor or retailer sells the Product to a third party, unless CMC or an affiliate becomes a distributor or retailer, in which case the Unit Price shall be the price per unit at which such distributor or retailer sells the Product to a third party. In the case of sales by CMC directly to consumers, the Unit Price shall be the price, less any rebates, refunds, credit card charges and shipping and handling charges, at which CMC sells the Product directly to such consumers.

         (b) For purposes of this Section 4, the sales upon which Royalties are earned shall be calculated on a cash basis so that Royalties are due only when payment is received for the Product. The price per unit does not include any separately stated charges for shipping and handling and are net of any returns, markdowns, charge backs, credit card discounts and similar charges. CMC shall use its best efforts to sell any returned non-defective Product that is received in new, saleable condition and pay royalties thereon.



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

         (c) For purposes of determining the Royalties, CMC will give Licensor a quarterly report of sales and Royalties earned. The quarterly reports ("Quarterly Reports") will be given by end of the first month after the end of the quarter, reporting sales and Royalties earned for the preceding calendar quarter. Therefore, the Quarterly Reports will include the quarters ending March 31, June 30, September 30 and December 31 of each year and will be delivered by the following April 30, July 31, October 31 and January 31 of each year. Royalties shall be paid to Licensor within 45 days after the end of each quarter, by check or other mutually acceptable means.

         (d) CMC shall keep complete and accurate records of sales of Product, including, but not limited to, the number of Product manufactured or sold by CMC, and shall make the same readily available to Licensor and his agents or representatives, at least once per year or such other reasonable times as Licensor may request, for inspection, copying and extracting. Such books of account and records shall be retained by CMC and kept available for at least three years for possible inspection, copying, extracting or audit by Licensor. Requests by Licensor to inspect CMC's records shall be limited to twice during any calendar year, and must be preceded by not less than 10 days written notice.

         (e) Licensor or his duly authorized agents or representatives shall have the right to conduct audits with respect to the books, records, and all other documents and material in the possession or under the control of CMC relating to the sale of Products not more than twice each calendar year, the cost of which shall be borne by Licensor. If any such audit, however, discloses that the actual Royalties are larger by any amount greater than 5% from the reported or paid Royalties, then CMC shall immediately pay the actual cost of the audit to Licensor in addition to any amount due to it as determined by the audit. If any such audit discloses that the actual Royalties are larger by an amount greater than 10% from the reported or paid Royalties, CMC shall also pay interest on the amount due at a rate of 8% per annum from the date the disputed Royalty was paid until the date of completion of the audit.

         (f) Notwithstanding anything herein to the contrary, in the event CMC enters into a sublicense agreement with a Sublicensee that is an affiliate of CMC, and sells the Product to the Sublicensee to be re-sold by the Sublicensee, the Royalty payable to Licensor shall be calculated based upon the price for which the Product was sold by the Sublicensee, and not based upon the price for which CMC sold the Product to the Sublicensee.

         (g) Notwithstanding anything herein to the contrary, in the event that CMC enters into a sublicense agreement with a third party Sublicensee who is granted the right to manufacture the Product, in lieu of Royalties on sales by such Sublicensee, CMC shall pay to Licensor 4% of the sublicense revenue CMC receives from the Sublicensee. CMC will first obtain written approval from Licensor prior to entering into any agreement with a Sublicensee, which approval shall not be unreasonably withheld.

         (h) If CMC notifies Licensor that Roll-out is justified, CMC will advance up to $100,000.00 to Licensor as an advance against Royalties (the "Advance"). CMC will pay $15,000.00 of the Advance within ten days after CMC


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notifies Licensor that Roll-out is justified (the "Roll-out Date"). Subsequent installments of the Advance in amounts determined below will be paid by CMC within ten days after the end of the first calendar month commencing at least 20 days after the Roll-out Date, and within ten days after the end of each calendar month thereafter; provided that no Advance will be paid more than twelve months after the Roll-Out Date and in no event will the total of all installments of the Advance exceed $100,000.00. The amount of each installment of the Advance other than the first installment shall be calculated as follows: (i) first CMC will determine the hypothetical amount of Royalties which would be payable with respect to all sales of Product during the calendar month as if CMC had actually received payment therefor (other than returns) during the month, (ii) second, the amount of the installment will be the lower of $15,000.00 or one half of such hypothetical Royalty amount. The repayment of the Advance will be deducted from quarterly Royalties due Licensor and will not exceed 50% of any quarterly Royalty Payment, unless agreed to in writing by Licensor. Such repayments shall continue quarterly until the Advance is paid in full. Unless CMC terminates this Agreement due to Licensor's material default prior to receiving back the entire Advance, Licensor is not obligated to return the Advance other than through reduction of Royalties.

5.       Term and Termination.
         --------------------

         (a) The initial term of this Agreement shall commence as of the date first written above and shall terminate five years thereafter. This Agreement shall automatically renew for up to two renewal terms of five years each unless Licensor notifies CMC or CMC notifies Licensor in writing of its intent not to renew at least three, but not more than 12, months prior to the termination of the initial term or the then-current renewal term.

         (b) Either CMC or Licensor may terminate this Agreement on 60 days' prior written notice to the other party based on a material breach of this Agreement by the non-terminating party, unless (i) such breach is cured within such 60-day period or, (ii) in the event of a non-monetary breach which cannot reasonably be cured within 60 days, that the breaching party commences within such 60-day period steps calculated to cure the breach as soon as practicable and the cure is completed within 90 days, failing which the Agreement will terminate at the end of such 90 days period.

         (c) CMC shall have the right to terminate this Agreement at any time on 90 days' written notice to Licensor if CMC determines that the Product can no longer be economically manufactured and sold. In such event, CMC and Licensor will negotiate in good faith the sale of any manufacturing molds, component parts or inventory relating to the Product or Improvements from CMC to Licensor.

         (d) Licensor shall have the right to terminate this agreement at any time on 90 days' written notice to CMC if no sales of the Product occur during any 6-month period after the Roll-out.

         (e) Notwithstanding termination of this Agreement, CMC's license to use the Product Intellectual Property (other than the right to manufacture the Product) shall survive for a period not to exceed six months following


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

termination for the limited purpose of allowing CMC to dispose of Product inventory. Licensor will continue to earn Royalties on Product disposed of after termination.

6. Non-Competition. During the term of this Agreement, Licensor agrees that it will not sell or distribute the Product or any products that are confusingly or substantially similar or directly competitive to the Product.

7.       Representations and Warranties.
         ------------------------------

         (a) The parties each warrant that (i) it is an entity duly organized, valid, existing and in good standing under the laws of the state, province or country of its incorporation or establishment and has the corporate or equivalent power to own its assets and properties and to carry on its business as now being conducted; (ii) its obligations hereunder shall be performed in full compliance with the all applicable determinations of any governmental authority and all applicable federal, state or local laws, statutes, ordinances, rules, regulations and orders ("Applicable Laws"); (iii) it will cooperate with the other, as necessary, to remain in full compliance with the Applicable Laws;
(iv) the execution, delivery and performance of this Agreement have been duly authorized, do not violate its certificate of incorporation, by-laws or similar governing instruments in the case of CMC, or violate Applicable Law and do not, and with the passage of time will not, materially conflict with or constitute a breach under any other agreement, judgment or instrument to which it is a party or by which it is bound; and (v) this Agreement is the legal, valid and binding obligation of such party, enforceable in accordance with its terms.

         (b) Licensor represents, warrants and covenants to CMC that all information provided to CMC by Licensor relating to the Product is and will be true and correct, including without limitation all written information regarding the effectiveness, quality, characteristics or fitness of the Product. The Product will be safe and appropriate for the purpose for which goods of that kind are normally used; provided however that Licensor makes no warranties with respect to the Improvements made by CMC, if any. In addition, Licensor shall provide copies of all copyright registrations, copyright applications, trademark registrations, trademark applications, patents, patent applications, licenses and other agreements and instruments relating to the Product and Product Intellectual Property (and all amendments supplements and modifications thereof) that are now in existence or that Licensor shall obtain, file, or enter into during the term of the Agreement to CMC prior to the execution of this Agreement or subsequently within 10 days after any of the listed documents herein come into existence or into Licensor's possession.

8.       Infringement and Indemnification.
         --------------------------------

         (a) If Licensor or CMC becomes aware of any infringement or alleged infringement of the Product Intellectual Property, that party shall immediately notify the other in writing of the name and address of the alleged infringer, the alleged acts of infringement, and any available evidence of infringement. Licensor shall take such action with respect to the alleged infringement as Licensor determines is reasonable, including commencement of legal action against the alleged infringer. If Licensor determines that it is not reasonable to pursue the infringement, it shall so notify CMC, in which event CMC shall have the right to pursue claims against the alleged infringer. In the event CMC elects to pursue the alleged infringer, any and all expenses incurred in connection with such legal proceedings shall be borne solely by CMC, who shall retain for itself any and all monies or other benefits derived from such legal proceedings.



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

         (b) CMC will defend, indemnify and hold harmless Licensor and his employees and agents against any third party allegations, demands, suits, investigations, causes of action, proceedings or other claims ("Third Party Claims") and from all damages, liabilities, judgments, costs and expenses (including attorneys' fees and costs) and other such losses ("Losses") that are based on and arise in connection with such Third Party Claims to the extent based on any of the following: (i) any failure of CMC to comply with any Applicable Law; (ii) any other breach of CMC's obligations under this Agreement, including, without limitation, any representations or warranties of CMC; or
(iii) any allegation of illness, personal injury or death caused by the Product or any other product liability claim related to the Product that results from the manufacture of the Product at the direction of CMC.

         (c) Licensor will defend, indemnify and hold harmless CMC and its employees, directors, officers and agents against any Third Party Claims (as defined above) and any Losses (as defined above) that are based on and arise in connection with such Third Party Claims and to the extent based on any of the following: (i) any negligent act or omission by Licensor relating to Licensor's design and specifications for the Product or marketing and promotion of the Product within the Allowed Markets; (ii) any failure of Licensor to comply with any Applicable Law; (iii) any other breach of Licensor's obligations under this Agreement, including any representations or warranties of Licensor; (iv) the Product infringing upon any intellectual property rights of a third party, including, without limitation, patent, copyright, trade secret, trademark, etc.; or (v) allegation of illness, personal injury or death caused by the Product or any other product liability claim related to the Product which results from the design or specifications provided by Licensor.

         (d) The Party entitled to indemnification under this Section 8 (the "Indemnified Party") will provide the Party obligated to provide indemnification under this Section 8 (the "Indemnifying Party") with prompt notice of any Third Party Claim for which its seeks indemnification, provided that the failure to do so will not excuse the Indemnifying Party of its obligations under this Section 8 except to the extent prejudiced by such failure or delay. The Indemnifying Party will defend any such Third Party Claim and have the sole right to control the defense and settlement of the Third Party Claim, provided that the Indemnified Party may not, without the Indemnified Party's consent, enter into any settlement that admits guilt, liability or culpability on the part of the Indemnified Party. The Indemnified Party will provide reasonable cooperation to the Indemnifying Party in defending any Third Party Claim.

9.       Miscellaneous.
         -------------

         (a) Assignment. This Agreement shall be binding upon the parties and their respective successors and assigns. CMC may assign this Agreement as a whole upon written notice to Licensor. CMC may sublicense its rights hereunder to one or more affiliates.

         (b) Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by document, overnight delivery service or, to the extent receipt is confirmed, telecopied to the appropriate address or number set forth below.



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If to CMC:                                     With a Copy To:
Trevor M. Saliba                               Iehab Hawatmeh
1875 Century Park East, Suite 1790             CirTran Corporation
Los Angeles, California 90067                  4125 South 6000 West
Fax: (310) 492-0404                            West Valley City, Utah 84128
                                               Fax: (801) 963-5180

If to Licensor:
Tom Gaytan
Full Moon Enterprises, Inc.
6171 H-M McLeod Drive
Las Vegas, Nevada 89120
Fax:  (    )


         or at such other address and to the attention of such other person as either party may designate by written notice to the other.

         (c) Governing Law, Dispute Resolution. This Agreement shall be governed by and construed by the laws of the State of Utah, disregarding the conflicts of laws provisions thereof. Any claim, dispute or controversy arising out of, or relating to any section of this Agreement or the making, performance, or interpretation of the rights and obligations explicitly set forth in this Agreement shall, upon the election by written notice of either party, be settled on an expedited basis by binding arbitration in Salt Lake City, Utah before a single arbitrator mutually agreeable to the parties, or if no agreement is reached, before a single arbitrator from the American Arbitration Association selected in accordance with its rules then in effect, which arbitration shall be conducted in accordance with such rules, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of controversy.

         (d) Attorneys' Fees. In the event of any litigation concerning any controversy, claim or dispute among the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys' fees, and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein.

         (e) Amendment and Waiver. Except as otherwise expressly provided herein, any provision of this Agreement may be amended only with the written consent of the parties. No term or provision of this Agreement shall be deemed waived unless such waiver shall be in writing and signed by the party making such waiver. Any waiver of a particular breach of this Agreement shall not constitute a waiver of any other breach, nor shall any waiver be deemed a continuing waiver unless it so states expressly.

         (f) Entire Agreement; Severability. This Agreement supersedes all proposals and term sheets, oral or written, all negotiations, conversations or


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

discussions between or among parties relating to the subject matter hereof and all past dealing or industry custom. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

         (g) Survival of Obligations. The obligations of confidentiality and exclusivity arising under this Agreement are intended to survive any termination of this Agreement.

         (h) Facsimile; Counterparts. The parties agree that signature by facsimile shall hereby be deemed an original signature and fully binding upon the parties hereto. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.

         (i) Confidentiality. CMC and Licensor each hereby acknowledges that, in connection with this Agreement, CMC and Licensor may acquire, directly or indirectly, confidential or proprietary information of the other pertaining to the Product, their respective business or otherwise (hereinafter "Proprietary Information"). Each Party agrees that it shall not, directly or indirectly, at any time divulge or communicate to any person, or use to the detriment of a party to this Agreement, or for the benefit of itself or any other person, any Proprietary Information of the other party. Except as otherwise required by law, any Proprietary Information received by a party, or its representatives that is clearly denoted as confidential shall be kept confidential and shall not be used or disclosed for any purpose other than in furtherance of the purposes of this Agreement. This obligation of confidentiality shall not extend to information that (a) is or becomes generally available to the public other than as a result of a disclosure by a party in violation of this Agreement or any other confidentiality agreement, (b) was in the possession of a party prior to its receipt from the other party, (c) becomes available to a party or its Affiliate on a nonconfidential basis from a source other than a party to this Agreement, provided such source is not in violation of a confidentiality agreement with the party whose information is being disclosed or (d) may be required by law to be disclosed.

         (j) No Conflict. The parties acknowledge that they have not previously entered into any contractual arrangement that would conflict with the rights granted, or the services to be provided by, the parties hereunder.

         (k) Further Assurances. Each of the parties hereto shall execute and deliver any and all other documents and do any and all arts and things reasonably required in connection with the performance of the obligations taken hereunder to effectuate the intent of the parties hereto.





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




         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                                    CIRTRAN MEDIA CORP.,
                                                    a Utah corporation



                                                    By:_________________________
                                                           Iehab Hawatmeh
                                                           Chairman

                                                    FULL MOON ENTERPRISES, INC.,
                                                    dba Ball Blaster
                                                    a Nevada corporation



                                                    By:_________________________
                                                          Name:
                                                          Title





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

                                   Schedule A

                                 Test Marketing

         Test Marketing will consist of the following, subject to substitution of specific markets and airtimes based on media availability and cost:

















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